Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 26, 2021, with respect to the consolidated financial statements of ZoomInfo Technologies Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.
/s/ KPMG LLP
Portland, Oregon

August 3, 2021